Exhibit 10.3
CLOUDFLARE, INC.
2024 KEY EXECUTIVE CHANGE IN CONTROL AND SEVERANCE POLICY
AND SUMMARY PLAN DESCRIPTION
This Cloudflare, Inc. 2024 Key Executive Change in Control and Severance Policy and Summary Plan Description (the “Policy”) has been adopted by Cloudflare, Inc. (“Cloudflare” or the “Company”), in order to provide certain specified severance pay and benefits to Eligible Employees if their employment is involuntarily terminated under the circumstances described in this Policy and they abide by the terms and conditions for participation in, and receipt of, such pay and benefits as set forth in, the Policy. The Policy is effective as of the Effective Date.
1.Eligible Employee: An individual is only eligible for protection under this Policy if he or she is an Eligible Employee and complies with its terms. An “Eligible Employee” is an employee of the Company Group who (a) is a member of a “select group of management or highly compensated employees” (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA), (b) is employed to provide services in the United States, (c) been designated by the Administrator as eligible to participate in the Policy, whether individually or by position or category of position, and (d) who has been provided a Participation Agreement by the Administrator. Unless the Administrator in its sole discretion determines otherwise, failure to comply with the terms of an individual’s Participation Agreement will result in that individual not being an Eligible Employee. The member of the Company Group employing the Eligible Employee is the “Employer.”
2.Policy Benefits: An Eligible Employee will be eligible to receive the payments and benefits under this Policy and his or her Participation Agreement in connection with his or her Qualified Termination, subject to the terms and conditions of the Policy. The amount and terms of any Equity Vesting, Salary Severance, Additional Severance, and COBRA Benefit that an Eligible Employee may receive in connection with his or her Qualified Termination will be set forth in his or her Participation Agreement. All benefits under this Policy will be subject to the Eligible Employee’s compliance with the Release Requirement and any timing modifications required to avoid adverse taxation under Section 409A, as well as the other terms and conditions of the Policy.
3.Equity Vesting: On a Qualified Termination, and subject to satisfaction of the Release Requirement, the applicable percentage (set forth in an Eligible Employee’s Participation Agreement) of the then-unvested shares of Company common stock subject to each of the Eligible Employee’s then-outstanding equity awards that are, and have at all times since the date of grant been, subject solely to time-based vesting requirements (“Time-Based Equity Awards”) will immediately vest and, in the case of options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the outstanding portion of a Time-Based Equity Award may vest and become exercisable pursuant to this provision) (the “Equity Vesting”). Subject to the paragraph below entitled “Section 409A,” restricted stock units or similar full value awards that vest under this paragraph will be settled on the 61st day following the Eligible Employee’s Qualified Termination. For the avoidance of doubt, if an Eligible Employee’s Qualified Termination occurs prior to a Change in Control, then any unvested portion of the Eligible Employee’s outstanding Time-Based Equity Awards will remain outstanding for 3 months so that any additional benefits due on a Qualified Termination can be provided if a Change in Control occurs within 3 months following the Qualified

Termination (provided that in no event will the terminated Eligible Employee’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration). If no Change in Control occurs within 3 months after a Qualified Termination, any unvested portion of the Eligible Employee’s Time-Based Equity Awards automatically will be forfeited permanently without having vested. Further, and for the avoidance of doubt, a Time-Based Equity Award granted on or after the Effective Date may, by specific reference to this Policy, provide for different, or no, vesting acceleration and/or payment timing terms than those that would otherwise apply pursuant to this Policy. Any accelerated vesting of an Eligible Employee’s outstanding equity awards that are not Time-Based Equity Awards, such as performance-based stock options or performance-based restricted stock units, upon a Qualified Termination will be determined by the terms of the award agreements for such equity awards.
4.Salary Severance: On a Qualified Termination, and subject to satisfaction of the Release Requirement, an Eligible Employee will be eligible to receive salary severance payment(s) equal to the applicable percentage (set forth in his or her Participation Agreement) of his or her Base Salary (the “Salary Severance Payments”). The Eligible Employee’s Salary Severance Payment(s) will be paid in cash at the time(s) specified in the Eligible Employee’s Participation Agreement.
5.Additional Severance: To the extent specified in his or her Participation Agreement, on a Qualified Termination, and subject to satisfaction of the Release Requirement, an Eligible Employee will be eligible to receive an additional severance payment generally equivalent to the cash value of all or a portion of the Eligible Employee’s annual bonus, if any (the “Additional Severance Payments”). If applicable, the Eligible Employee’s Additional Severance Payment(s) will be paid in cash at the time(s) specified in the Eligible Employee’s Participation Agreement.
6.COBRA Benefit: On a Qualified Termination, and subject to satisfaction of the Release Requirement, if the Eligible Employee, and any spouse and/or dependents of the Eligible Employee (“Family Members”) has or have coverage on the date of the Eligible Employee’s Qualified Termination under a group health plan sponsored by the Company or Eligible Employee’s Unites States-based Employer, the Eligible Employee will be eligible to receive a lump sum cash payment equal to (i) the number of months in the period of time set forth in the Eligible Employee’s Participation Agreement, multiplied by (ii) the Monthly Health Coverage Premium Amount, as defined below (the “COBRA Severance”). “Monthly Health Coverage Premium Amount” for this purpose means the total applicable monthly premium or contribution amount that the U.S. Eligible Employee otherwise would be required to pay to continue Qualifying Health Coverage for the U.S. Eligible Employee and his or her Family Members pursuant to the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), which amount will be determined based on the premium or contribution otherwise payable for the first month of such COBRA continuation coverage. The COBRA Severance, if due, will be paid to the Eligible Employee regardless of whether the Eligible Employee elects COBRA continuation coverage for Eligible Employee and his Family Members.
7.Accrued Obligations. An Eligible Employee is entitled to receive the following benefits regardless of whether a Release (as defined below) is signed by the Eligible Employee: (a) all unpaid salary, commissions, bonuses and accrued but unused vacation earned through the date of Eligible Employee’s Qualified Termination; (b) reimbursement in accordance with the Company’s expense reimbursement policy of all expenses reasonably and necessarily incurred by Eligible Employee in connection with the business of the Company or other member of the Company Group prior to his or her Qualified Termination; and (c) subject to Section 15 of this Policy, the benefits, if any, under any Company Group retirement plan, nonqualified deferred compensation plan or stock-based compensation plan or agreement, welfare benefits plan or other Company or subsidiary benefit plan to which an Eligible Employee may be entitled pursuant to the terms of such plans or agreements.
8.Death of Eligible Employee: Notwithstanding anything to the contrary in the Policy, if an Eligible Employee dies after such Eligible Employee’s Qualified Termination and provided the Eligible Employee had (or the authorized representative of the Eligible Employee’s estate has) timely executed and returned the Release to the Administrator (without having timely revoked it) but before receiving any or all of the payments and benefits otherwise payable to the Eligible Employee, such remaining payments and benefits instead will be paid to the executor of the Eligible Employee’s estate, on behalf of the estate, at the time(s) and in the form(s) applicable to such payments and benefits, as applicable, under the Policy.
9.Recoupment: If the Company discovers after the Eligible Employee’s receipt of payments or benefits under this Policy that grounds for the termination of the Eligible Employee’s employment for Cause existed, then the Eligible Employee will not receive any further payments or benefits under this Policy and, to the extent permitted under applicable laws, will be required to repay to the Company any payments or benefits he or she received under the Policy (and any financial gain derived from such payments or benefits). Further, and notwithstanding any provisions to the contrary under this Policy or in a Participation Agreement, an Eligible Employee’s payments and benefits under this Policy will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement or reacquisition under any clawback policy that may be in effect at the time the Eligible Employee is provided a Participation Agreement (or amendment or restatement thereof) and any other clawback policy that the Company is required to adopt to comply with applicable laws, including without limitation pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (collectively, the “Clawback Policy”). Unless this Section 9 of the Policy specifically is mentioned and waived in a Participation Agreement, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of an Eligible Employee to resign for Constructive Termination under this Policy or “good reason” or “constructive termination” (or similar term) under this Policy or any other any agreement with the Company or other member of the Company Group.
10.Release; Payment Timing: The Eligible Employee’s receipt of any severance payments or benefits upon his or her Qualified Termination under this Policy is subject to the Eligible Employee (or the authorized representative of the Eligible Employee’s estate) signing and not revoking the separation agreement(s) and release(s) of claims provided by the Company or relevant member of the Company Group (which may include an agreement not to disparage any member of the Company Group, non-solicit provisions, and other standard terms and conditions) (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Eligible Employee’s Qualified Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Eligible Employee (and the Eligible Employee’s estate, as applicable) will forfeit any right to severance payments or benefits under this Policy. In no event will severance payments or benefits under the Policy be paid or provided until the Release actually becomes effective and irrevocable. Notwithstanding any other payment schedule set forth in this Policy or the Eligible Employee’s Participation Agreement, none of the severance payments and benefits payable upon such Eligible Employee’s Qualified Termination under this

Policy will be paid or otherwise provided prior to the 60th day following the Eligible Employee’s Qualified Termination. Except as otherwise set forth in an Eligible Employee’s Participation Agreement or to the extent that payments are delayed under the paragraph below entitled “Section 409A,” subject to satisfaction of the Release Requirement, on the 61st day following the Eligible Employee’s Qualified Termination, the Company or another member of the Company Group will pay or provide the Eligible Employee the severance payments and benefits that the Eligible Employee would otherwise have received under this Policy on or prior to such date, with the balance of such severance payments and benefits being paid or provided as originally scheduled.
11.Section 409A:
a.General. The Company intends that all payments and benefits provided under this Policy or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated thereunder (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted in accordance with this intent. Notwithstanding anything to the contrary in this Policy or any Participation Agreement, no Deferred Payments, if any, will be paid or provided pursuant to this Policy until the Eligible Employee has a “separation from service” within the meaning of Section 409A (a “Separation from Service”). Similarly, no Severance Benefits payable to an Eligible Employee, if any, which otherwise would be exempt from Section 409A pursuant to Treasury Regulations Section 1.409A-1(b)(9), will be payable until the Eligible Employee has a Separation from Service.
b.Exemption; Compliance. It is intended that none of the Severance Benefits will constitute Deferred Payments, but rather that all payments and benefits under this Policy will be exempt from Section 409A as payments that would fall within the “short-term deferral period” or result from an involuntary separation from service (as defined in Section 409A). It also is intended that, to the extent any such Severance Benefits otherwise are not excluded from coverage under Section 409A pursuant to the exceptions in the immediately preceding sentence, they are excluded from coverage under Section 409A pursuant to the “limited payment” exception under Treasury Regulations Section 1.409A-1(b)(9)(v)(D), but only to the extent permitted by such regulation.
c.Required Delay. Notwithstanding any contrary Policy provision, if, at the time of the Eligible Employee’s Separation from Service, the Eligible Employee is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Eligible Employee will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following his or her termination of employment. Any subsequent Deferred Payment, if any, will be payable in accordance with the payment schedule applicable to such payment. Notwithstanding anything herein to the contrary, in the event of the Eligible Employee’s death following his or her Separation from Service, but before the date six (6) months following such Separation from Service, then any payments delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of the Eligible Employee’s death and any other Deferred Payment will be payable in accordance with the payment schedule applicable to such payment.
d.Amendment; Miscellaneous. The Company reserves the right to amend the Policy as it deems necessary or advisable, in its sole discretion and without the consent of any Eligible Employee or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Policy is a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will an Eligible Employee have discretion to determine the taxable year of payment of any Deferred Payment payable under this Policy. In no event will the Company, any Employer or other member of the Company Group have any responsibility, liability or obligation to reimburse, indemnify or hold harmless any Eligible Employee for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
12.Parachute Payments:
a.Reduction of Severance Benefits. Notwithstanding anything set forth herein to the contrary, if any payment or benefit that an Eligible Employee would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (i) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A of the Code; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Eligible Employee’s equity awards.
b.Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. The Company will request that firm provide reasonably detailed supporting calculations both to the Company and the Eligible Employee prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to the Eligible Employee at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Eligible Employee will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any such determination by the firm will be binding upon the Company and the Eligible Employee, and the Company will have no liability to the Eligible Employee for the determinations of the firm.
13.Administration:
a.General. The Company is the “administrator” (within the meaning of Section 3(16)(A) of ERISA) of the Policy for purposes of ERISA. The Policy will be administered, interpreted and operated by the Administrator (in its sole discretion). The Administrator will have the exclusive right and full discretion to (a) interpret the Policy, (b) designate the management or highly compensated employees of members of the Company Group who are eligible to participate in the Policy and to provide Participation Agreements to any such Eligible Employees as the Administrator determined appropriate, (c) decide, in good faith, any and all matters arising under the Policy or any Participation Agreement (including the right to remedy possible ambiguities, inconsistencies, or omissions), (d) make, amend and rescind such rules as it deems necessary or appropriate for the proper administration of the Policy, subject to the terms of the Policy, and (e) make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Policy, including eligibility for any benefit or payment under the Policy. Any decision made or other action taken by the Administrator (or its authorized delegates) with respect to the Policy, and any interpretation by the Administrator (or its authorized delegates) of any term or condition of the Policy (including, but not limited to, with respect to whether a Qualified Termination or a Change in Control has occurred), or any related document, will be final, conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 32(a), the Administrator (i) in its sole discretion and on such terms and conditions as it may provide, may delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Policy, and (ii) has the authority to act for the Company as to any matter pertaining to the Policy. The Administrator is the appropriate named fiduciary of the Policy solely for purposes of the Policy’s claims and appeal procedures set forth in Section 19.
b.Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with this Policy, each such officer will not be excluded from participating in the Policy if otherwise eligible, but such officer is not entitled to act upon or make determinations regarding any matters pertaining specifically to such officer’s own benefit or eligibility under the Policy. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Policy.

14.Attorneys’ Fees: The Company and each Eligible Employee will bear their own expenses, attorneys’ fees and other fees incurred in connection with any disputes between them with respect to this Policy (including any Participation Agreement).
15.Exclusive Benefits: Except as may be set forth in an Eligible Employee’s Participation Agreement and the last sentence of Section 3, this Policy is intended to be the only agreement between the Eligible Employee and the Company regarding any change in control or severance payments or benefits, including any acceleration of equity awards, to be paid to the Eligible Employee on account of a termination of employment whether unrelated to, concurrent with, or following, a Change in Control. Accordingly, by executing a Participation Agreement, an Eligible Employee hereby forfeits and waives any rights to any severance or change in control benefits set forth in any employment agreement, offer letter, and/or equity award agreement, except as set forth in this Policy and in the Eligible Employee’s Participation Agreement. Notwithstanding the foregoing sentence, if the Company fails to provide the benefits to an Eligible Employee set forth in this Policy and the Eligible Employee’s Participation Agreement upon a Qualified Termination, such agreement to forfeit and waiver of rights by such Eligible Employee will be null and void. In addition, nothing in this Policy will cancel or reduce any payments to the Eligible Employee or discharge any obligations of the Company under any indemnification agreement between the Eligible Employee and the Company. To the extent any rights to any severance or change in control benefits set forth in any employment agreement, offer letter, and/or equity award agreement cannot be waived, the Severance Benefits provided under this Policy will be offset by such severance or change in control benefits set forth in any employment agreement, offer letter, and/or equity award agreement.
16.Tax Obligations: All payments and benefits under this Policy will be paid less applicable withholding taxes. The Company, the Employer (and/or any other member of the Company Group, as applicable) are authorized to withhold from any payments or benefits under this Policy all U.S. federal, state, local and/or non-U.S. taxes required to be withheld therefrom and any other required payroll deductions. Neither the Company, the Employer nor any other member of the Company Group will have any responsibility, liability or obligation to pay the Eligible Employee’s taxes arising from or relating to any payment or benefits under this Policy. The Eligible Employee will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Policy, and the Eligible Employee will not be reimbursed by the Company for any such payments.
17.Term: Subject to the terms of this paragraph and Section 18, this Policy will have a term of 5 years commencing on the Effective Date (the “Term”) unless the Administrator decides to sooner terminate this Policy in accordance with the terms of this Policy or the affected Eligible Employee consents to an earlier termination. Any termination of this Policy by the Administrator must be in writing and will be taken solely in a non-fiduciary capacity.
18.Amendment or Termination: Subject to this Section 18, the Administrator may amend or terminate the Policy in writing at any time, without advance notice to any Eligible Employee or other individual and without regard to the effect of the amendment on any Eligible Employee or on any other individual. Any amendment or termination to the Policy that (a) causes an individual to cease to be an Eligible Employee, or (b) reduces or alters to the detriment of the Eligible Employee the Severance Benefits potentially payable to the Eligible Employee (including, without limitation, imposing additional conditions or modifying the timing of payment) (an amendment described in clause (a) and/or clause (b) being an “adverse amendment or termination”), will be effective only if it is approved by the Company and communicated to the affected individual(s) in writing at least three (3) months before the effective date of the adverse amendment or termination, except that the affected individual(s) may waive such notice period in writing, and the Company may unilaterally and without advance notice or consent of any Eligible Employee, make any such amendments that are necessary to comply with applicable laws. Notwithstanding the preceding, once an Eligible Employee has incurred a Qualified Termination, no amendment or termination of the Policy may, without that Eligible Employee’s written consent, reduce or alter to the detriment of the Eligible Employee, the Severance Benefits payable to the Eligible Employee. Neither the lapse of this Policy by its terms nor the termination of this Policy by the Company will by itself constitute termination of employment or grounds for a Constructive Termination. Further, if a Change in Control occurs when there are fewer than 6 months remaining during the Term, the Term will extend automatically through the date that is 18 months following the date of the Change in Control (unless the affected Eligible Employee consents to an earlier termination). Notwithstanding the foregoing, if during the Term, an initial occurrence of an act or omission by the Company constituting the grounds for “Constructive Termination” in accordance with the definition herein has occurred (the “Initial Grounds”), and the expiration date of the Cure Period (as such defined herein) with respect to such Initial Grounds could occur following the expiration of the Term, the Term will extend automatically through the date that is 30 days following the expiration of the Cure Period, but such extension of the Term will only apply with respect to the Initial Grounds. In addition and notwithstanding the preceding, beginning on the date that the Change in Control Period begins, the Company may not, without an Eligible Employee’s written consent, amend or terminate the Policy in any way, nor take any other action under the Policy, which (i) prevents that Eligible Employee from becoming eligible for Severance Benefits, or (ii) reduces or alters to the detriment of the Eligible Employee the Severance Benefits payable, or potentially payable, to the Eligible Employee (including, without limitation, imposing additional conditions). Any action of the Company in amending or terminating the Policy will be taken solely in a non-fiduciary capacity.
19.Claims and Appeal Procedures:
a.General. Any Eligible Employee who believes he or she is entitled to but has not received a benefit or payment under the Policy or disagrees with the determination of the amount of any Policy benefit or payment or any other decision regarding his or her interest under the Policy (or his or her authorized legal representative) (the “Claimant”) must submit such claim (the “Claim”) in writing to the Administrator at the following address within ninety (90) calendar days after the date the Claimant first knew or should have known of the facts on which the Claim is based, unless the Administrator consents otherwise in writing or ERISA provides otherwise: Cloudflare, Inc., Policy Administrator of the Cloudflare, Inc. 2024 Key Executive Change in Control and Severance Policy, 101 Townsend Street, San Francisco, CA 94107. The Claim must set forth the nature of the benefit claimed, the amount of such benefit and the basis for claiming entitlement to such benefit.
b.Non-Disability Benefit Claims.
(1)Non-Disability Benefit Claims Procedure. If a Claimant submits a Non-Disability Benefit Claim (as defined below) to the Administrator in accordance with the requirements set forth in Section 19(a), and such Claim is denied (in full or in part), the Claimant will be provided a written notice of such denial within ninety (90) calendar days after the Administrator’s receipt of the Non-

Disability Benefit Claim, unless special circumstances require an extension of time (up to ninety (90) more calendar days), in which case written notice of the extension will be given to the Claimant within the initial ninety (90)-day review period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the Non-Disability Benefit Claim. The denial notice will include: (a) the specific reason(s) for the denial; (b) references to the specific Policy and/or Participation Agreement provision(s) on which the denial was based; (c) a description of any additional material or information that is necessary to perfect such Claim and an explanation of why such material or information is necessary; (d) a description of the Policy’s procedures for appealing the denial and the time limits applicable to such procedures; (e) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal pursuant to the Policy’s procedures; and (f) any other information required by ERISA. A “Non-Disability Benefit Claim” means a Claim that does not involve any determination of Disability by the Administrator.
(2)Appeal Procedure. If a Claimant’s Non-Disability Benefit Claim has been denied by the Administrator under Section 19(b)(1), the Claimant may appeal such denial by filing a written request for review of such denial with the Administrator at the address specified in Section 19(a). Such request must be made no later than sixty (60) calendar days following the date the Claimant received the written notice of denial or such later deadline as may be prescribed by ERISA. The Claimant then has the right to review and obtain copies of all documents and other information relevant to the Non-Disability Benefit Claim, upon written request and at no charge, and to submit comments, documents and other information relating to such Claim in writing. If the Claimant files a timely appeal, as described above, the Administrator will provide written notice of its decision on review (whether or not adverse) within sixty (60) calendar days after it received the timely request for review, unless special circumstances require a longer period of time, in which case a decision will be rendered as soon as possible, but not later than one hundred and twenty (120) calendar days after receipt of the timely review request. The Claimant will be given written notice of any such extension before the end of the original 60-day review period, as well as the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the Administrator denies the appealed Non-Disability Benefit Claim, the notice of denial will include: (a) the specific reason(s) for the denial; (b) references to the specific provision(s) of the Policy and/or Participation Agreement on which the denial was based; (c) a statement that the Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to such Claim; (d) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the denial on review pursuant to the Policy’s procedures; and (e) any other information required by ERISA.

c.Disability Benefit Claims.
(1)Disability Benefit Claims Procedure. If a Claimant submits a Disability Benefit Claim (as defined below) to the Administrator in accordance with the requirements set forth in Section 19(a), and such Claim is denied (in full or in part), the Claimant will be provided a written notice of such denial within forty-five (45) calendar days after the Administrator’s receipt of the Disability Benefit Claim. However, this forty-five (45)-day time period may be extended for up to thirty (30) more calendar days for matters beyond the control of the Administrator, in which case the Claimant will be notified in writing of the extension of time before the end of the initial forty-five (45)-day review period. This notice of extension will indicate the circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the Disability Benefit Claim. If, before the end of the first thirty (30)-day extension period, the Administrator determines that, due to matters beyond its control, a decision cannot be rendered within that extension period, then the period for making the determination may be extended for up to thirty (30) more calendar days, in which case the Claimant will be notified in writing of the additional extension of time before the end of the initial thirty (30)-day extension period. This notice of extension will indicate the circumstances requiring the additional extension of time and the date by which the Administrator expects to render its decision on the Disability Benefit Claim. Any notice of extension also will explain the standards on which entitlement to the applicable benefit is based, the unresolved issues that prevent a decision on the Disability Benefit Claim, the additional information needed to resolve those issues, and notice that the Claimant will be afforded at least forty-five (45) calendar days within which to provide the specified information.
The denial notice will include: (a) the specific reason(s) for the denial; (b) references to the specific Policy and/or Participation Agreement provision(s) on which the denial was based; (c) a description of any additional material or information that is necessary to perfect the Disability Benefit Claim and an explanation of why such material or information is necessary; (d) a statement that the Claimant will be provided, upon request and free of charge, reasonable access to and copies of, all documents and other information relevant to the Disability Benefit Claim; (e) a description of the Policy’s procedures for appealing the denial and the time limits applicable to such procedures; (f) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal pursuant to the Policy’s procedures, including a description of the contractual limitations period that applies to bringing such action, as well as the calendar date on which the contractual limitations period expires; (g) a copy of any internal rule, guideline, protocol or other similar criteria relied on in denying the Disability Benefit Claim or a statement that such rule, guideline, protocol or other similar criteria do not exist; (h) a discussion of the Administrator’s decision, including an explanation of the Administrator’s basis for disagreeing with, or not following, as applicable: (1) the views of the Claimant’s treating health care professionals and/or vocational experts who evaluated the Claimant, if provided by the Claimant, (2) the views of medical and/or vocational experts whose advice was obtained on behalf of the Policy in connection with the denial, without regard to whether the Administrator relied upon such advice in making the benefit determination, and (3) the federal Social Security Administration’s determination of disability, if provided by the Claimant; and (i) any other information required by ERISA. A “Disability Benefit Claim” means a Claim that involves a determination of Disability by the Administrator.
(2)Appeal Procedure. If a Claimant’s Disability Benefit Claim has been denied by the Administrator under Section 19(c)(1), the Claimant may appeal such denial by filing a written request for review of such denial with the Administrator at the address specified in Section 19(a). Such request must be made no later than one hundred eighty (180) calendar days following the date the Claimant received the written notice of denial or such later deadline as may be prescribed by ERISA. The Claimant then has the right to review and obtain copies of all documents and other information relevant to the Disability Benefit Claim, upon written request and at no charge, and to submit comments, documents and other information relating to such Claim in writing. If the Claimant files a timely appeal, as described above, the Administrator will provide written notice of its decision on review (whether or not adverse) within forty-five (45) calendar days after it received the timely request for review, unless special circumstances require a longer period of time, in which case a decision will be rendered as soon as possible, but not later than ninety (90) calendar days after receipt of the timely review request. The Claimant will be given written notice of any such extension before the end of the original 45-day review period, as well as the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. Before any denial on review may be issued, however, the Administrator will provide the Claimant, free of charge, with any new or additional evidence considered, relied upon or generated in connection with the Disability Benefit Claim. Moreover, before any denial on review based on a new or additional rationale may be issued, the Administrator will provide the Claimant, free of charge, with such rationale. Any evidence or rationale will be provided as soon as possible and sufficiently in advance of the date when the Administrator must issue its decision on review to give the Claimant a reasonable opportunity to respond before that date. The review of the appealed Disability Benefit Claim will be conducted by the Administrator (who will not be the individual who decided the initial Disability Benefit Claim nor the subordinate of such individual). In deciding an appeal of any denied Disability Benefit Claim that is based in full or in part on a medical judgment, the Administrator will consult with a health care professional (who will neither be an individual who was consulted in connection with the initial Disability Benefit Claim nor the subordinate of such individual) who has appropriate training and experience in the field of medicine involved in the medical judgment. Any medical or vocational experts whose advice was obtained on behalf of the Administrator in connection with such the Disability Benefit Claim will be identified, regardless of whether the advice was relied upon in denying such Claim.

If the Administrator denies the appealed Disability Benefit Claim, the denial notice will include: (a) the specific reason(s) for the denial; (b) references to the specific provision(s) of the Policy and/or Participation Agreement on which the denial was based; (c) a statement that the Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the Disability Benefit Claim; (d) a copy of any internal rule, guideline, protocol or other similar criteria relied on in denying the Disability Benefit Claim or a statement that such rule, guideline, protocol or other similar criteria do not exist; (e) a discussion of the Administrator’s decision, including an explanation of the Administrator’s basis for disagreeing with, or not following, as applicable: (1) the views of the Claimant’s treating health care professionals and/or vocational experts who evaluated the Claimant, if provided by the Claimant, (2) the views of medical and/or vocational experts whose advice was obtained on behalf of the Policy in connection with the denial, without regard to whether the Administrator relied upon such advice in making the benefit determination, and (3) the federal Social Security Administration’s determination of disability, if provided by the Claimant; (f) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal pursuant to the Policy’s procedures, including a description of the contractual limitations period that applies to bringing such action, as well as the calendar date on which the contractual limitations period expires; and (g) any other information required by ERISA.
If the Administrator does not strictly adhere to the Policy’s claims and appeal procedures for Disability Benefit Claims, as set forth in this Section 19(c) (the “Disability Claim Procedures”), the Claimant may be deemed to have exhausted the Policy’s administrative remedies and may be able to seek judicial review of the Claimant’s Disability Benefit Claim. Such deemed exhaustion does not apply, however, if the Administrator’s failure to strictly adhere to the Disability Claim Procedures was a de minimis violation not likely to cause prejudice or harm to the Claimant and if the other applicable requirements under ERISA are met. The Claimant may request a written explanation of such a violation from the Administrator. Within ten (10) calendar days of the Claimant’s request, the Administrator will provide such explanation, including a specific description of the bases, if any, for asserting that the violation should not cause the Disability Claim Procedures to be deemed exhausted. A Disability Benefit Claim rejected by a court for immediate review based on deemed exhaustion will be considered refiled under the Policy upon the Policy’s receipt of the court’s decision. Within a reasonable time after receipt of the court’s decision, the Administrator will provide the Claimant with notice of the Disability Benefit Claim’s resubmission.
20.Exhaustion of Policy’s Claims and Appeal Procedures Required; Limitations on any Legal Actions; Venues: Exhaustion of the Policy’s applicable claims and appeal procedure set forth in Section 19 is mandatory for resolving any Claim under the Policy before initiating any legal action relating to the Claim. Any legal action with respect to a Claim, if permitted, must be brought (a) no later than 1 year after the Administrator’s denial of such Claim on appeal, regardless of any state or federal statutes establishing provisions relating to limitations on actions, and (b) in the U.S. District Court for the Northern District of California. In any such action, all determinations made by the Administrator (and its authorized delegates) in connection with its review of the Claim will be afforded the maximum possible deference permitted by law.
21.Successors: Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) must assume the obligations under the Policy and agree expressly to perform the obligations under the Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of such succession. For all purposes under the Policy, the term “Company” will include any successor to the Company’s business and/or assets which becomes bound by the terms of the Policy by operation of law, or otherwise.
22.Source of Payments; Unfunded Status. The Policy will be maintained at all times in a manner to be considered “unfunded” for purposes of ERISA. Any Severance Benefits will be paid from the general funds of the Company as and when such benefits are payable under the Policy; no separate fund will be established under the Policy, and the Policy will have no assets. No right of any person to receive any payment or benefit under the Policy will be any greater than the right of any other general unsecured creditor of the Company, the Employer or any other member of the Company Group.
23.Indebtedness of Eligible Employees. If an Eligible Employee is indebted to the Company (or Employer or other member of the Company Group, as applicable) on the date of the Eligible Employee’s Qualified Termination, the Company reserves the right to offset the payment of any Severance Benefits under the Policy by the amount of such indebtedness. Such offset shall be made only to the extent permitted under applicable laws. The Eligible Employee’s execution of the Eligible Employee’s Participation Agreement constitutes knowing written consent to the foregoing.
24.No Guarantee of Tax Consequences. Eligible Employees (or their beneficiaries) solely will be responsible for any and all taxes with respect to any payments or benefits provided under the Policy. None of the Administrator, the Company, the Employer or a member of the Company Group makes any guarantees regarding the tax treatment to any person of any payments or benefits provided under the Policy.
25.Inalienability. In no event may any current or former employee of any Employer sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Policy, except as provided in this Section. Any other attempted assignment, transfer, conveyance, or other disposition of an Eligible Employee’s right to compensation or other benefits will be null and void. At no time will any of an Eligible Employee’s rights or interests under the Policy be subject to the claims of creditors nor liable to attachment, execution or other legal process. If any payments or benefits are payable to an Eligible Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
26.No Enlargement of Employment Rights; At-Will Employment. Neither the establishment or maintenance or amendment of the Policy, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the

Company, the Employer or member of the Company Group or alter the at-will nature of employment. The Company and the applicable Employers expressly reserve the right to discharge any of their employees at any time and for any reason, with or without cause or notice, as permitted by applicable law. Likewise employees can terminate employment at any time and for any reason, with or without cause or notice, though the Company asks employees to provide at least 2 weeks’ notice of their resignation, as a matter of professional courtesy. However, as described in the Policy, an Eligible Employee may be entitled to benefits under the Policy depending upon the circumstances of the termination of such Eligible Employee’s employment.
27.Applicable Law: The Policy is intended to be an unfunded deferred compensation plan within the meaning of U.S. Department of Labor Regulations Section 2520.104-23 and will be construed, administered and enforced as such in accordance with ERISA. The provisions of the Policy will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of California (but not its conflict of laws provisions).
28.Severability. If any provision of the Policy is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Policy, and the Policy will be construed and enforced as if such provision had not been included.
29.Headings. Headings in this Policy document are for purposes of reference only and will not limit or otherwise affect the meaning, construction or interpretation of the Policy’s provisions.
30.Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of the Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Policy, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.
31.Protected Activity. Notwithstanding any contrary provision of the Policy or of the Severance Release or the Retention Release, nothing in this Policy, the Severance Release or the Retention Release shall prohibit or impede Eligible Employee from engaging in any Protected Activity. For purposes of this Policy, “Protected Activity” shall mean (i) filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); (ii) discussing the terms, wages, and working conditions of their employment among employees, as protected by applicable law; (iii) disclosing information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law. Notwithstanding the foregoing, the Eligible Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information (as defined in the “Proprietary Information and Inventions Agreement entered into between the Company and the Eligible Employee (the “Proprietary Agreement”) or any other agreement between the Eligible Employee and the Company, the Employer or any parent, subsidiary or other affiliate of the Company relating to the protection of confidential information) in a manner not protected by applicable law (each, a “Confidentiality Agreement”). The Eligible Employee further understands that Protected Activity does not include disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Proprietary Agreement or any Confidentiality Agreement that conflicts with, or is contrary to, this paragraph is superseded by this Policy. The Eligible Employee understands and acknowledges that pursuant to the Defend Trade Secrets Act of 2016 (A) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (B) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Finally, nothing in this Policy or the Release, (i) limits employees’ rights to discuss or disclose wages, benefits, or terms and conditions of employment as protected by applicable law, including any rights under Section 7 of the National Labor Relations Act, or (ii) otherwise impairs employees from assisting other Company employees and/or former employees in the exercise of their rights under Section 7 of the National Labor Relations Act. Further, nothing in this Policy or the Release prevents employees from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.
32.Definitions: Unless otherwise defined in an Eligible Employee’s Participation Agreement, the following terms will have the following meanings for purposes of this Policy and the Eligible Employee’s Participation Agreement:
a.“Administrator” means the Company, acting through the Board or the Compensation Committee or another duly constituted committee of members of the Board or its delegate, but only to the extent of such delegation of authority or responsibility). The Administrator may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Policy. Any person to whom the Administrator has delegated any authority or responsibility with respect to the Policy is also considered to be the Administrator, but only to the extent of such delegation.
b.“Base Salary” means the Eligible Employee’s annual base salary as in effect immediately prior to his or her Qualified Termination (or if the termination is due to a resignation in a Constructive Termination based on a material reduction in base salary, then the Eligible Employee’s annual base salary in effect immediately prior to such reduction) or, if the Eligible Employee’s Qualified Termination occurs following the Change in Control, at the level in effect immediately prior to the Change in Control if the pre-Change in Control amount is greater.
c.“Board” means the Board of Directors of the Company.
d.“Change in Control” means the occurrence of any of the following events:

(i)Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, provided, that for this subsection, the acquisition of additional stock by any one Person, who prior to such acquisition is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company, such event shall not be considered a Change in Control under this subsection i. For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii)Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Board members whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. If any Person is considered to be in effective control of the Company for purposes of this subsection ii, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection iii., gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding anything in this subsection iii. to the contrary, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a transfer to an entity controlled by the Company’s stockholders immediately after the transfer, or (2) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in clauses (A) or (C) of this definition.
1.For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
2.Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
3.Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its primary purpose is to change the state of the Company’s incorporation, or (ii) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
e.“Change in Control Period” will mean the period beginning three (3) months prior to a Change in Control and ending twelve (12) months following a Change in Control.
f.“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation under the Code will include such section or regulation, and any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation amending, supplementing or superseding such section or regulation.
g.“Company Group” means the Company and any parent or subsidiary of the Company.
h.“Constructive Termination” has the meaning set forth in the Eligible Employee’s Participation Agreement.
i.“Deferred Payments” means any Severance Benefits to be paid or provided to an Eligible Employee pursuant to this Policy and any other severance or separation payment or benefits to be paid or provided to such Eligible Employee, that when considered together, are considered deferred compensation under Section 409A.
j.“Disability” means the total and permanent disability as defined in Section 22(e)(3) of the Code unless the Company maintains a long-term disability plan at the time of the Eligible Employee’s termination, in which case, the determination of disability under such plan also will be considered “Disability” for purposes of this Policy.
k.“Effective Date” means September 13, 2024.
l.“Participation Agreement” means the individual agreement provided by the Administrator to an employee of an Employer designating such employee as an Eligible Employee under the Policy and providing for any additional terms and condition relating to such employee’s participation in the Policy. A form of Participation Agreement is attached hereto as Exhibit A.

m.“Qualified Termination” has the meaning set forth in the Eligible Employee’s Participation Agreement.
n.“Severance Benefits” means Salary Severance, Additional Severance, COBRA Severance or Equity Vesting.
Additional Information:

Policy Name:	Cloudflare, Inc. 2024 Key Executive Change in Control
and Severance Policy

Policy Sponsor:	Cloudflare, Inc.
101 Townsend Street
San Francisco, CA 94107

Identification Numbers:	510

Policy Year:	Company’s Fiscal Year

Policy Administrator:	Cloudflare, Inc.
Attention: Administrator of the Cloudflare, Inc. 2024 Key
Executive Change in Control and Severance Policy
101 Townsend Street
San Francisco, CA 94107

Agent for Service of
Legal Process:	Cloudflare, Inc.
Attention: General Counsel
101 Townsend Street
San Francisco, CA 94107

Service of process may also be made upon the
Administrator.

Type of Policy:	Severance Plan/Top-Hat Employee Pension Plan

Policy Costs:	The cost of the Policy is paid by the Company.
Statement of ERISA Rights
As an Eligible Employee under the Policy, you have certain rights and protections under ERISA:
a.You may examine (without charge) all Policy documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s Human Resources Department.

b.You may obtain copies of all Policy documents and other Policy information upon written request to the Policy Administrator. A reasonable charge may be made for such copies.
In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Policy. The people who operate the Policy (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Eligible Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Policy or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 19 above.)
Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.
In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.
If you have any questions regarding the Policy, please contact the Policy Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

CEO, President & COO, Section 16 Officers, Executive Staff
EXHIBIT A
2024 Key Executive Change in Control and Severance Policy
Participation Agreement
This Participation Agreement (“Agreement”) is made and entered into by and between [•] on the one hand, and Cloudflare, Inc. (the “Company”) on the other.
You have been designated as eligible to participate in the 2024 Key Executive Change in Control and Severance Policy (the “Policy”), a copy of which is attached hereto, pursuant to which you are eligible to receive the following severance payments and benefits upon a Qualified Termination, subject to the terms and conditions of the Policy.
Qualified Termination means either (i) a termination of your employment by the Company (or any of its subsidiaries) other than for Cause, death, or Disability or by you due to a Constructive Termination during the Change in Control Period (a “CIC Qualified Termination”) or (ii) a termination of your employment by the Company (or any of its subsidiaries) other than for Cause, death, or Disability outside the Change in Control Period (a “Non-CIC Qualified Termination”).
1.Cause means, with respect to an Eligible Employee, the occurrence of any of the following: (a) the Eligible Employee’s engaging in illegal or unethical conduct that was or is reasonably likely to be materially injurious to the business or reputation of the Company or its subsidiaries; (b) the Eligible Employee’s violation of a federal or state law or regulation materially applicable to the Company’s or any of its subsidiaries’ businesses; (c) the Eligible Employee’s material breach of the terms of any confidentiality agreement or invention assignment agreement between the Eligible Employee and the Company or any of its subsidiaries; (d) the Eligible Employee’s being convicted of, or entering a plea of nolo contendere to, a felony (other than a traffic violation) or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or any of its subsidiaries; (e) the Eligible Employee’s repeated failure to substantially perform his or her duties and responsibilities to the Company or any of its subsidiaries, provided, that Cause shall only exist under this clause (e) after (1) the Administrator delivers written notice to the Eligible Employee of the Administrator’s determination that Cause exists, (2) such notice sets forth in reasonable detail such facts and circumstances related to the failure, and (3) Eligible Employee has failed to fully correct such facts and circumstances, if such events are reasonably capable of being fully corrected, within 30 days following delivery to Eligible Employee of the Administrator’s written notice of its determination that Cause exists; (f) the Eligible Employee’s material breach of any of his or her fiduciary duties to the Company; or (g) the Eligible Employee’s failure to reasonably cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries.
Constructive Termination means your resignation in accordance with the next sentence after the occurrence of one or more of the following events without your express written consent: (a) a material reduction of your duties, position or responsibilities; (b) a material reduction of more than 10% of your then-current “Total Target Cash Compensation”, defined as the sum of your Base Salary and target annual bonus, if any, (other than as part of an across-the-board proportional reduction applicable to all officers of the Company and approved by the Board or the Compensation Committee); (c) a relocation of your principal place of employment to a location greater than 35 miles from its current location; and (d) the failure of the Company to obtain the assumption of the material obligations of your employment offer letter (or employment agreement) with the Company by any successors. In order for your resignation to be a Constructive Termination, you must not resign without first providing the Company with written notice of the acts or omissions constituting the grounds for a “Constructive Termination” within 60 days of the initial existence of the grounds for a “Constructive Termination” and a cure period of 30 days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and you must terminate your employment within 30 days following the Cure Period.
Non-CIC Qualified Termination
•Equity Vesting: None.
•Salary Severance: Your percentage of Base Salary will be 50%, payable in a lump-sum on the 61st day following your Qualified Termination.
•COBRA Severance: The Company will pay you a 12 month COBRA Severance in a lump-sum on the 61st day following your Qualified Termination.
CIC Qualified Termination
•Equity Vesting: Your equity vesting benefit will be 100% (Time-Based Equity Awards only).
•Salary Severance: Your percentage of Base Salary will be 100%, payable in a lump-sum on the 61st day following your Qualified Termination.
•Additional Severance: You will receive a lump-sum payment equal to the cash value of the pro-rata portion of your target annual bonus (based on the number of full months you have worked during the fiscal year in which your Qualified Termination occurs) payable on the 61st day following your Qualified Termination.
•COBRA Severance: The Company will pay you a 12 month COBRA Severance in a lump-sum on the 61st day following your Qualified Termination.
Non-Duplication of Payment or Benefits
If (i) an Eligible Employee’s Qualified Termination occurs prior to a Change in Control that qualifies him or her for severance payments and benefits payable on a Non-CIC Qualified Termination under this Policy and the Agreement and (ii) a Change in Control occurs within the 3-month period following the Eligible Employee’s Qualified Termination that qualifies him or her for the severance payments and benefits payable on a CIC Qualified Termination under this Policy, then (i) the Eligible Employee will cease receiving any further payments or benefits under this Policy in connection with his or her Non-CIC Qualified Termination and (ii) the Equity Vesting, Salary Severance and COBRA Severance otherwise payable on a CIC Qualified Termination under this Agreement each will be offset by the corresponding payments or benefits already paid under this Participation Agreement upon a Non-CIC Qualified Termination.
Other Provisions
1.Except as set forth in this paragraph, you agree that the Policy and the Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any severance and/or change in control provisions of any offer letter, employment agreement, or equity award agreement entered into between you and the Company. For the avoidance of doubt, any vesting acceleration in your existing employment agreement and/or equity award agreement with the Company occurring upon certain qualifying terminations of employment occurring in connection with or following a “change in control” (or similar term as defined in the applicable agreement), except as set forth in the last sentence of Section 3 of the Policy, will be superseded by the Policy and this Agreement.
2.This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
3.By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer effective as of the last date set forth below.

CLOUDFLARE, INC.	ELIGIBLE EMPLOYEE

By:	Signature:

Date:	Date:

Other Key Leaders
EXHIBIT A
2024 Key Executive Change in Control and Severance Policy
Participation Agreement
This Participation Agreement (“Agreement”) is made and entered into by and between [•] on the one hand, and Cloudflare, Inc. (the “Company”) on the other.
You have been designated as eligible to participate in the 2024 Key Executive Change in Control and Severance Policy (the “Policy”), a copy of which is attached hereto, pursuant to which you are eligible to receive the following severance payments and benefits upon a Qualified Termination, subject to the terms and conditions of the Policy.
Qualified Termination means either (i) a termination of your employment by the Company (or any of its subsidiaries) other than for Cause, death, or Disability or by you due to a Constructive Termination during the Change in Control Period (a “CIC Qualified Termination”) or (ii) a termination of your employment by the Company (or any of its subsidiaries) other than for Cause, death, or Disability outside the Change in Control Period (a “Non-CIC Qualified Termination”).
1.Cause means, with respect to an Eligible Employee, the occurrence of any of the following: (a) the Eligible Employee’s engaging in illegal or unethical conduct that was or is reasonably likely to be materially injurious to the business or reputation of the Company or its subsidiaries; (b) the Eligible Employee’s violation of a federal or state law or regulation materially applicable to the Company’s or any of its subsidiaries’ businesses; (c) the Eligible Employee’s material breach of the terms of any confidentiality agreement or invention assignment agreement between the Eligible Employee and the Company or any of its subsidiaries; (d) the Eligible Employee’s being convicted of, or entering a plea of nolo contendere to, a felony (other than a traffic violation) or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or any of its subsidiaries; (e) the Eligible Employee’s repeated failure to substantially perform his or her duties and responsibilities to the Company or any of its subsidiaries after written notification by the Board detailing such failure and an opportunity to cure such failure within 30 days; (f) the Eligible Employee’s material breach of any of his or her fiduciary duties to the Company; or (g) the Eligible Employee’s failure to reasonably cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries.
Constructive Termination means your resignation in accordance with the next sentence after the occurrence of one or more of the following events without your express written consent: (a) a material reduction of your duties, position or responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when you retain your title with the Company following a Change in Control but are not given such title with the acquiring corporation) will not constitute a “Constructive Termination” if your duties, position and responsibilities remain materially the same; (b) a material reduction of more than 10% of your then-current “Total Target Cash Compensation”, defined as the sum of your Base Salary and target annual bonus, if any, (other than as part of an across-the-board proportional reduction applicable to all officers of the Company and approved by the Board or the Compensation Committee); (c) a relocation of your principal place of employment to a location greater than 35 miles from its current location; and (d) the failure of the Company to obtain the assumption of the material obligations of your employment offer letter (or employment agreement) with the Company by any successors. In order for your resignation to be a Constructive Termination, you must not resign without first providing the Company with written notice of the acts or omissions constituting the grounds for a “Constructive Termination” within 60 days of the initial existence of the grounds for a “Constructive Termination” and a cure period of 30 days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and you must terminate your employment within 30 days following the Cure Period.
Non-CIC Qualified Termination
•Equity Vesting: None.
•Salary Severance: Your percentage of Base Salary will be 33%, payable in a lump-sum on the 61st day following your Qualified Termination.
•COBRA Severance: The Company will pay you a 12 month COBRA Severance in a lump-sum on the 61st day following your Qualified Termination.
CIC Qualified Termination
•Equity Vesting: Your equity vesting benefit will be 50% (Time-Based Equity Awards only).
•Salary Severance: Your percentage of Base Salary will be 50%, payable in a lump-sum on the 61st day following your Qualified Termination.
•Additional Severance: You will receive a lump-sum payment equal to the cash value of the pro-rata portion of your target annual bonus (based on the number of full months you have worked during the fiscal year in which your Qualified Termination occurs) payable on the 61st day following your Qualified Termination.
•COBRA Severance: The Company will pay you a 12 month COBRA Severance in a lump-sum on the 61st day following your Qualified Termination.
Non-Duplication of Payment or Benefits
If (i) an Eligible Employee’s Qualified Termination occurs prior to a Change in Control that qualifies him or her for severance payments and benefits payable on a Non-CIC Qualified Termination under this Policy and the Agreement and (ii) a Change in Control occurs within the 3-month period following the Eligible Employee’s Qualified Termination that qualifies him or her for the severance payments and benefits payable on a CIC Qualified Termination under this Policy, then (i) the Eligible Employee will cease receiving any further payments or benefits under this Policy in connection with his or her Non-CIC Qualified Termination and (ii) the Equity Vesting, Salary Severance and COBRA Severance otherwise payable on a CIC Qualified Termination under this Agreement each will be offset by the corresponding payments or benefits already paid under this Participation Agreement upon a Non-CIC Qualified Termination.
Other Provisions
1.Except as set forth in this paragraph, you agree that the Policy and the Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any severance and/or change in control provisions of any offer letter, employment agreement, or equity award agreement entered into between you and the Company. For the avoidance of doubt, any vesting acceleration in your existing employment agreement and/or equity award agreement with the Company occurring upon certain qualifying terminations of employment occurring in connection with or following a “change in control” (or similar term as defined in the applicable agreement), except as set forth in the last sentence of Section 3 of the Policy, will be superseded by the Policy and this Agreement.
2.This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
3.By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer effective as of the last date set forth below.

CLOUDFLARE, INC.	ELIGIBLE EMPLOYEE

By:	Signature:

Date:	Date:
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